EXHIBIT 10.1

SEPARATION AGREEMENT

        This Separation Agreement (“Agreement”) is made and entered into this 14th day of December, 2005 ( the “Execution Date”), by and between JOHN R. ALM (the “Executive”) and COCA-COLA ENTERPRISES INC.  (with its affiliates, the “Company”).

WITNESSETH:

        WHEREAS, the Executive has been employed as the President and Chief Executive Officer of the Company and has served as a member of the Company’s Board of Directors; and

        WHEREAS, the Company and the Executive have mutually agreed to terminate the employment relationship and desire to enter into this Agreement to specify the terms and conditions of the termination of the Executive’s employment.

        NOW, THEREFORE, in consideration of the above premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.     DATE OF SEPARATION.

The Executive will cease to be an employee of the Company effective on December 28, 2005 (the “Effective Date”).

2.     RESIGNATION FROM COMPANY POSITIONS.

As of the Effective Date, the Executive shall tender his resignation as President and Chief Executive Officer of the Company, as a member of the Board of Directors of the Company, and as an officer and director of each of the Company’s subsidiaries for which he serves. Also, as of the Effective Date, the Executive shall resign as a trustee, plan administrator and fiduciary for any Company sponsored plan, trust or other arrangement in which he held such a position, as well as from any and all Company positions to which the Executive was elected or appointed, including any and all positions in which the Executive was charged with fiduciary responsibility.

3.     SEVERANCE BENEFITS.

In addition to the compensation and benefits to which the Executive is entitled and has earned based upon his employment with the Company through the Effective Date, the Executive shall receive the following as additional consideration, which the Executive acknowledges is significant and substantial:

(a)

DEFERRED COMPENSATION ARRANGEMENT. Upon the Effective Date, the Company shall credit $6,476,625 to the Executive’s account under the Coca-Cola Enterprises Supplemental Matched Employee Savings and Investment Plan (“Supplemental MESIP”). This amount shall be subject to the terms and conditions of the Supplemental MESIP, including the Executive’s elections with respect to the time and form of distribution and investment measures, except that such amount may become forfeitable under Section 9 of this Agreement.

(b)	WELFARE AND OTHER BENEFITS. Unless otherwise specified in this Section 3(b), upon the Effective Date, the Executive shall cease to participate in the Company’s employee benefit plans and programs.

(i)

Coca-Cola Enterprises Inc. Retiree Medical Plan. Upon the Effective Date, the Executive shall be eligible to participate in the Coca-Cola Enterprises Retiree Medical Plan pursuant to and in accordance with the terms of such plan.

(ii)

Pension Plans. The Executive shall be eligible for benefits under the retirement plan or plans in which the Executive participated in accordance with the terms of such plans; provided that the Executive shall receive two years credit to his age at the time of commencement of his benefits. Further, the Company shall accept the covenant not to compete in Section 5 below in satisfaction of the noncompetition agreement requirement of the Executive Pension Plan. The Executive acknowledges that breach of such covenant not to compete would result in the forfeiture of his accrued benefits under such plan pursuant to Section 9 hereof.

(iii)

Stock Options. The Executive agrees to relinquish any and all of his rights under the outstanding stock options exercisable for 70,000 shares of the Company’s common stock granted to him on January 4, 1999. The Executive’s stock options granted on February 3, 2003 and February 26, 2004 shall, in accordance with their terms, become fully vested and shall remain exercisable until the earlier of their expiration dates or five (5) years from the Effective Date. The Executive shall have no right to receive additional stock options after the Effective Date.

(iv)

Restricted Stock. The Executive’s 209,000 shares of restricted stock, which were awarded on February 3, 2003 and February 26, 2004, shall become fully vested on the seventh day following the Execution Date. The Executive shall have no right to receive additional restricted stock after the Effective Date.

(v)

Directors and Officers Insurance. The Company shall take all commercially reasonable steps to provide that the Executive is covered under the Company’s directors and officers liability insurance policy. Such coverage shall extend until December 31, 2008 for all the Executive’s actions or inactions occurring prior to the Effective Date.

(vi)

Reservation of Rights. Notwithstanding any other provision in this Agreement, the Company reserves the unilateral right at any time to modify or terminate any benefit plan or program under which the Executive participates or may participate (so long as such modification or termination affects the plans’ or programs’ participants or potential participants generally and not just the Executive), and, in the event of such action, the amount of the Executive’s benefits thereunder shall be determined according to the terms of such plans or programs as modified or terminated and not the terms of this Agreement.

(c)

Each of the Executive and the Company acknowledges and agrees that, pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Notice 2005-1, and the proposed regulations issued under Section 409A, no payment to be made to or in respect of the Executive pursuant to this Section 3 is intended to be subject to the additional tax and interest provided for in Section 409A(a)(1)(B) of the Code, and, therefore, no amounts shall be withheld by the Company for any such payments for purposes of such Section 409A.

Furthermore, the Executive acknowledges and agrees that he shall be fully responsible for, and the Company shall not be responsible for, any tax, additional tax, or interest under Section 409A(a)(1) of the Code or any state and local taxes imposed or attempted to be imposed on such amounts by any taxing authority.

4.     TRANSITION SERVICES AND COOPERATION.

(a)

TRANSITION SERVICES. The Executive agrees that, during the six (6) month period immediately following the Effective Date, he shall, upon the Company Chairman’s reasonable request, provide advice and counsel to the Company on transition matters and such other matters as the Company’s Chairman may determine to be beneficial to the Company.

(b)

COOPERATION. The Executive agrees to cooperate fully with the Company for a period of three (3) years following the Effective Date, which includes assisting the Company as requested by the Company’s Chairman on any matters relating to the Company’s customers and suppliers with which the Executive has had prior dealings or for which the Company’s Chairman reasonably believes his involvement would be of material assistance, and on any litigation, claim or suit involving the Company as a party or witness and as to which the Executive possesses knowledge or information which is relevant to the litigation or in which the Chairman deems that the Executive’s cooperation is needed to resolve or seek to resolve the matter for which the Executive’s cooperation is sought.

(c)

EXPENSE REIMBURSEMENT AND SECRETARIAL SUPPORT. The Company agrees to reimburse the Executive for all reasonable “out-of-pocket” expenses related to provision of the services referenced in Section 4(a) and Section 4(b) above, provided the Executive receives approval of such expenses by the Company’s Chairman and provides the Company with receipts and invoices for all such expenses in accordance with the Company’s general expense reimbursement policy. In addition, the Company shall provide the Executive with such secretarial and related administrative support as the Executive may reasonably deem to be required to discharge his duties under this Section 4.

5.     RESTRICTIVE COVENANTS.

For and in consideration of the payment and benefits provided to the Executive under this Agreement, the Executive agrees to the terms of the following:

(a)

COVENANT NOT TO COMPETE. The Executive covenants and agrees that, during the period beginning on the Effective Date and ending three (3) years thereafter, he will not directly or indirectly, on his own behalf or on behalf of any person or entity, compete with the Company by performing activities or duties substantially similar or related to the functions, activities or duties performed by the Executive for the Company as of the Effective Date for any business entity engaged in direct competition with the Company. A business entity shall be considered to be “in direct competition” with the Company if it is engaged in producing, manufacturing, distributing, marketing, selling, servicing or repairing products similar to products produced, manufactured, distributed, marketed, sold, serviced or repaired by the Company, including (but not limited to) any type of production and distribution of any beverages or beverage dispensing equipment. This restriction shall apply only to a restricted territory within a fifty mile radius of any locations, sites or facilities in which the Company (including its affiliates) maintains offices, operations or service contracts or has provided services during the 12-month period immediately preceding the Effective Date.

(b)

NONDISCLOSURE AND CONFIDENTIALITY. The Executive acknowledges and agrees that during the term of his employment, he has had access to trade secrets and confidential information unique to the business of the Company and that the disclosure or unauthorized use of such trade secrets or confidential information by the Executive would injure the Company’s business. Therefore, the Executive agrees that he will not use, reveal, disclose, or divulge any trade secrets or any confidential information which, while not trade secrets, is highly confidential and constitutes a valuable asset of the Company by reason of the material investment of the Company’s time and money in the production of such information. This provision shall survive for a period of three (3) years following the Effective Date with respect to confidential information and shall continue thereafter with respect to trade secrets.

(c)

NONSOLICITATION. Due to the Executive’s extensive knowledge of the specifics of the Company’s business, and its customers and clients, the Executive agrees that, in consideration of the payments and benefits he is receiving hereunder, for a period of three (3) years following the Effective Date, he will not, without the prior written consent of the Company, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any business that competes with the Company’s business any person or entity who transacted business with the Company during the year preceding the Effective Date. This provision shall be specific to any and all persons or entities with whom the Executive has (i) had direct contact, (ii) been a party to marketing or sales strategies with regard to, or (iii) been privy to marketing or sales strategies with regard to such persons or entities. For purposes of this provision, the Company’s business shall include any and all aspects of producing, manufacturing, distributing, marketing, selling, servicing or repairing products similar to products produced, manufactured, distributed, marketed, sold, serviced or repaired by the Company and/or any of its affiliates, including (but not limited to) any type of beverages or beverage dispensing equipment.

Additionally, the Executive agrees that in consideration for the payments and benefits he is receiving hereunder, for a period of three (3) years following the Effective Date, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others solicit, divert or hire away, or attempt to solicit, divert or hire away to any business that competes with Company’s business any person employed by the Company, or any person who was employed by the Company at any time during the period beginning one (1) year prior to the Effective Date.

6.    NONDISPARAGEMENT.

The Executive agrees that he shall not knowingly or intentionally make any disparaging, negative, or unfavorable statement about, or criticism of, the Company, written or oral, to the media or the public, to any person or entity that he knows or reasonably should know to be an employee, supplier, or customer of the Company, or in any other instance that would be likely to cause material damage the Company or its reputation, nor shall the Executive make any statement (written or oral) or take any action that would be likely to cause the Company, its affiliates, subsidiaries, divisions or its current and former officers, directors, employees, or shareholders public embarrassment or humiliation or otherwise cause any such persons or entities to be held in disrepute by the public or the Company’s clients, customers, or employees; provided however, nothing herein shall impair or restrict the Executive’s right to vote his shares of Company stock in any manner he deems appropriate. From and after the Effective Date, the Executive shall refrain from discussing the terms and conditions of the termination of the Executive’s employment with any employee, agent, client or customer of the Company. The Company agrees that it shall not knowingly or intentionally make any disparaging, negative, or unfavorable statement about, or criticism of, the Executive, written or oral, to the media or the public, to any person or entity it knows or reasonably should know to be an employee, supplier, or customer of the Company, or in any other instance that would be likely to cause material damage to the Executive or his reputation, nor shall the Company make any statement (written or oral) or take any action that would cause the Executive public embarrassment or humiliation or otherwise cause him to be held in disrepute by the public or the Company’s clients, customers or employees. The obligations under this Section shall survive the termination of this Agreement.

7.     RETURN OF COMPANY DOCUMENTS AND PROPERTY.

The Executive hereby agrees, represents and warrants that, as of the Effective Date, and except as provided to the Executive by the Company following the Effective Date for purposes of providing the services set forth in Section 4(a) hereof (which shall be returned following the transition period), he shall have returned to the Company all documents (including copies and computer records thereof) of any nature which relate to or contain proprietary or confidential information concerning Company, its customers, or employees, and any and all property of the Company which has been in his possession, including, except as otherwise herein provided, any computers, computer programs or limited use software licenses in his possession. The Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company, except for such papers customarily deemed to be the personal copies of the Executive. Information in the public domain or information that is commonly known by or available to the public through the Company’s press releases, public documents, annual reports, SEC filings or other public filings shall not be considered proprietary or confidential information.

8.     GENERAL RELEASE.

(a)

EXECUTIVE RELEASE. The Executive agrees, for himself, his spouse, heirs, executor or administrator, assigns, insurers, attorneys and other persons or entities acting or purporting to act on his behalf, to irrevocably and unconditionally release, acquit and forever discharge the Company, its affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company and said plans’ fiduciaries, agents and trustees (collectively “Company Parties”), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Executive has, has had, or may in the future claim to have against any of the Company Parties. This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim which the Executive has or has had under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended, and the Employee Retirement Income Security Act of 1974, as amended. It is understood and agreed that the waiver of benefits and claims contained in this Section does not include a waiver of the right to benefits and payment of consideration to which the Executive is entitled expressly under this Agreement. The Executive acknowledges that he is only entitled to the benefits and compensation expressly set forth in this Agreement, and that all other claims for any other benefits or compensation are hereby waived.

(b)

COMPANY RELEASE. The Company agrees, for itself and its successors and assigns, to irrevocably and unconditionally release, acquit and forever discharge the Executive, his spouse, heirs, executor or administrator (collectively “Executive Parties”), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Company has, has had, or may in the future claim to have against the Executive Parties. It is understood and agreed that the waiver of benefits and claims contained in this Section does not include a waiver of the right to benefits and payments to which the Company may be entitled expressly under this Agreement.

9.      PENALTIES; RECLAMATION.

In addition to any legal or equitable remedies available to the Company, including injunctive relief, the Executive agrees and acknowledges that if he violates any material provision of this Agreement, the Company may immediately cease any and all payments from the Executive’s Supplemental MESIP account as provided immediately below, to the extent such payments are related to the amount credited under Section 3(a) of this Agreement.

Further, (a) if prior to the Effective Date the Executive has engaged in conduct that constitutes Good Cause and the Company within the three (3) year period immediately following the Effective Date gives notice in writing to the Executive that it contends that such Good Cause existed, or (b) if after the Company has given notice in writing to the Executive that it contends that the Executive has violated any specified provision or provisions of this Agreement, then the parties shall enter into good faith discussions as to what amounts, if any, the Executive shall repay to the Company, and what additional payments, if any, shall the Company have the right to no longer pay to the Executive from the Executive’s Supplemental MESIP account (to the extent such payments are related to the amount credited under Section 3(a) of this Agreement). If the parties cannot reach an accord as to such repayment and/or discontinuance of payments within thirty (30) days from initiation of discussions thereon, then all such disagreements shall be submitted to final and binding arbitration pursuant to Section 11 below. As used in this Agreement “Good Cause” shall be the Executive’s continuous willful misconduct or gross negligence in the performance of his duties as President and Chief Executive Officer of the Company with the result that such wrongful conduct materially damaged the Company.

10.      ARBITRATION.

In the event the parties hereto fail to reach a mutually acceptable settlement of any controversy, dispute, or claim which may arise out of or in connection with this Agreement, such controversy, dispute, or claim shall be settled by final and binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration panel shall consist of three (3) arbitrators. Each party shall nominate one (1) arbitrator and the two nominated arbitrators so named shall then jointly appoint a third arbitrator. If one party fails to nominate its arbitrator, or if the parties’ arbitrators cannot agree on the third arbitrator within thirty (30) days, the necessary appointments shall be made under the rules of the AAA. The place of arbitration shall be Atlanta, Georgia. The award of the arbitration panel shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such award and order of enforcement. Notwithstanding the foregoing, nothing contained herein shall prevent either party from seeking interim relief from a court of competent jurisdiction pending the establishment of or decision by the arbitration panel.

11.     KNOWING AND VOLUNTARY WAIVER OF RIGHTS BY THE EXECUTIVE.

The Executive agrees and acknowledges that he has carefully reviewed, studied and thought over the terms of this Agreement, and that all questions concerning this Agreement have been answered to his satisfaction. The Executive does further acknowledge and agree that he has been offered twenty-one (21) days in which to consider and reflect upon the terms of this Agreement before signing it, that he knowingly and voluntarily entered into and signed this Agreement after deliberate consideration and review of all of its terms and provisions, that he was not coerced, pressured or forced in any way by the Company or anyone else to accept the terms of this Agreement, that the decision to accept the terms of this Agreement was entirely his own, and that he was advised by an attorney prior to executing this Agreement and prior to the Execution Date of this Agreement. The Executive also acknowledges that no promises or inducements to enter into and execute this Agreement have been offered or made except those which are specifically set out in this Agreement.

From the Execution Date until the date that is seven (7) days immediately following the Execution Date (“Revocation Date”), the Executive may revoke this Agreement by sending written notice of revocation by registered mail within that period to the Company, and, if he does so, this Agreement shall be null and void in its entirety, and shall be of no force or effect. If not revoked within said period, this Agreement will become effective, binding and irrevocable as of the day immediately following the Revocation Date.

12.     GOVERNING LAW.

This Agreement shall be construed in accordance with, and governed by, the laws of the State of Georgia, except to the extent that the laws of the United States shall otherwise apply.

13.     ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. In addition, any and all other agreements in existence between the Executive and the Company shall terminate immediately as of the Effective Date.

14.   COUNTERPARTS.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Execution Date.

EXECUTIVE: /S/ JOHN R. ALM ___________________________________ John R. Alm
COMPANY: COCA COLA ENTERPRISES INC. /S/ LOWRY F. KLINE BY: _______________________________ Lowry F. Kline, Chairman